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                                                                    Exhibit 2.3

                               SUPPORT AGREEMENT

                               December 19, 2001

US Unwired Inc.
901 Lakeshore Drive
Lake Charles, Louisiana 70601

Ladies and Gentlemen:

   For the purpose of inducing US Unwired Inc., a Louisiana corporation ("USU"), to enter into an Agreement and Plan of Merger (the "Merger Agreement") by and among USU, Northeast Unwired, Inc., a Delaware corporation and indirect wholly-owned subsidiary of USU ("Merger Sub"), and IWO Holdings, Inc., a Delaware corporation ("IWO"), pursuant to which Merger Sub will merge with and into IWO (the "Merger") and IWO stockholders, subject to the terms of the Merger Agreement, will receive shares of USU capital stock in exchange for their shares of IWO capital stock, the undersigned stockholder of IWO (the "Stockholder") confirms its agreement with you as follows:

    1. The Stockholder represents, warrants and agrees that Schedule 1 annexed hereto sets forth the shares of capital stock of IWO of which the Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (such shares herein referred to as the "Shares") and the Stockholder are the lawful owners of the Shares, with no limitations, qualifications or restrictions on such power, other than those limitations, qualifications or restrictions created by or arising pursuant to this Agreement or as set forth in the Amended and Restated Stockholders Agreement dated as of December 4, 2000 (the "Stockholders Agreement") by and among IWO and certain of its stockholders; and except as set forth in Schedule 1 or pursuant to the Stockholders Agreement neither the Stockholder nor any of its affiliates owns or holds any rights to acquire any additional shares of capital stock of IWO (other than pursuant to employee stock options or warrants outstanding as of the date hereof) or any interest therein or any voting rights with respect to any additional shares of capital stock of IWO.

    2. Except as set forth in the Stockholders Agreement, the Shares are owned free and clear of any rights of first refusal, co-sale rights, liens, rights to purchase or acquire, charges or other encumbrances, other than any of the foregoing created by or arising out of this Agreement.

    3. The Stockholder has the legal capacity and full power and authority to enter into and carry out the terms of this letter agreement and to perform its obligations hereunder. This letter agreement has been duly and validly authorized, executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms.

    4. The execution and delivery of this letter agreement by the Stockholder do not, and the performance of this letter agreement by the Stockholder will not, (i) conflict with or violate any governing instrument of the Stockholder if it is not a natural person, (ii) conflict with or violate any law applicable to the Stockholder or by which the Stockholder or any of its properties or assets is bound or affected, or (iii) require any consent, approval or notice under any law applicable to the Stockholder or by which any of its properties or assets is bound or affected.

    5. The Stockholder agrees that it will not, and will not permit any of its affiliates to, directly or indirectly (including, without limitation, through the disposition or transfer of any equity interest in another person) transfer, assign, sell, grant any option with respect to, exchange, pledge or otherwise dispose of or encumber (collectively, "Transfer"), or enter into any agreement, arrangement or understanding with respect to a Transfer, any Shares or any interest therein or securities convertible thereinto or any voting rights with respect thereto other than (i) pursuant to the Merger, (ii) to its affiliates who execute a letter agreement substantially in the form of this letter agreement or (iii) with USU' prior written consent.

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    6. The Stockholder agrees, and will cause its affiliates, to cooperate fully with USU in connection with the Merger Agreement and the transactions contemplated thereby. The Stockholder agrees that, during the term of this letter agreement, it will not, and will not permit any of its affiliates to, directly or indirectly (including through its directors, officers, employees or other representatives) solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving IWO, or acquisition of any capital stock (other than upon exercise of IWO Options or IWO Warrants (each as defined in the Merger Agreement) which are outstanding as of the date hereof) or any material portion of the assets (except for acquisition of assets in the ordinary course of business consistent with past practice) of IWO, or any combination of the foregoing other than as permitted by the Merger Agreement (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than USU, Merger Sub or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding with respect to any Competing Transaction or agree to otherwise assist in the effectuation of any Competing Transaction; provided, however, that nothing herein shall prevent the Stockholder or its affiliates from taking any action, after having notified USU thereof, or omitting to take any action solely as a member of the Board of Directors of IWO required so as not to violate such Stockholder's fiduciary obligations as a director of IWO after consultation with outside counsel.

    7. The Stockholder agrees that, at or prior to the Effective Time, the Stockholder will execute and deliver to USU an agreement in form and substance reasonably satisfactory to USU either (i) terminating at the Effective Time the Stockholders Agreement or (ii) approving an amendment to the Stockholders Agreement, effective as of the Effective Time, that removes certain of the rights of the stockholders of IWO that are parties to the Stockholders Agreement and certain of the obligations of IWO under the Stockholders Agreement.

    8. The Stockholder agrees that any shares of capital stock of IWO that the Stockholder or any of its affiliates purchases or with respect to which the Stockholder or any of its affiliates otherwise acquires beneficial ownership after the date of this letter agreement, including, without limitation, shares issued upon the conversion, exercise or exchange, as the case may be, of securities held by the Stockholder or any of its affiliates which are convertible into, or exercisable or exchangeable for, shares of capital stock of IWO, shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.

    9. The Stockholder hereby gives any consents, waivers or approvals that are required for the consummation of the Merger or the transactions contemplated by the Merger Agreement under the terms of any agreement to which the Stockholder is a party.

   10. The Stockholder is an "accredited investor" as defined in Rule 501 of Regulation D promulgated pursuant to the Securities Act of 1933, as amended. The Stockholder has had the opportunity to review each of the USU SEC Reports (as defined in the Merger Agreement) and is familiar with the business and financial condition, properties, operations and prospects of USU. The Stockholder is familiar with the terms and conditions of the Merger and the other transactions contemplated by the Merger Agreement and has had an opportunity to review the Merger Agreement.

   11. This Agreement shall terminate and shall have no further force or effect as of the earlier of (i) the date on which the Merger Agreement is validly terminated and (ii) the Effective Time (as defined in the Merger Agreement).

   12. If any term or other provision of this letter agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this letter agreement shall nevertheless remain in full force and effect.

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   13. This letter agreement constitutes the entire agreement of the parties, and supersedes all prior agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter hereof.

   14. This letter agreement shall not be assigned by any party hereto by operation of law or otherwise. This letter agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this letter agreement, express or implied is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this letter agreement.

   15. The Stockholder hereby acknowledges and agrees that its failure to perform its agreements and covenants hereunder will cause irreparable injury to USU for which damages, even if available, will not be an adequate remedy. Accordingly, the Stockholder hereby consents to the issuance of injunctive relief (including a temporary restraining order) to compel performance of its obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

   16. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, for the purpose of any action or proceeding arising out of or relating to this letter agreement and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court sitting in the City of Wilmington, Delaware. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this paragraph 18 shall affect the right of any party hereto to service of legal process in any other manner permitted by law.

   17. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT.


      IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the 19th day of December, 2001.

                                          [NAME OF ENTITY]

                                          By:________________________________
                                             Name:
                                             Title:

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   Confirmed on the date first written above:

   US Unwired Inc.

   By:
      -------------------------
     Name:
     Title:

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                                  SCHEDULE 1

   SHARES OWNED OF RECORD:

   ______ shares of IWO Class A Common Stock
   ______ shares of IWO Class B Common Stock
   ______ shares of IWO Class C Common Stock
   ______ shares of IWO Class D Common Stock
   ______ shares of IWO Class E Common Stock
   ______ shares of IWO Ordinary Common Stock

   SHARES OWNED BENEFICIALLY:

   ______ shares of IWO Class A Common Stock
   ______ shares of IWO Class B Common Stock
   ______ shares of IWO Class C Common Stock
   ______ shares of IWO Class D Common Stock
   ______ shares of IWO Class E Common Stock
   ______ shares of IWO Ordinary Common Stock
   Options to purchase ______ shares of IWO Class C Common Stock
   Warrants to purchase ______ shares of IWO Class B Common Stock
   Warrants to purchase ______ shares of IWO Class C Common Stock

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